October 31, 1996



Daniel J. Kinsella
Chief Financial Officer
Grist Mill Co.
21340 Hayes Avenue
P.O. Box 430
Lakeville, MN  55044-0430

Dear Dan:

I am pleased to inform you Norwest Bank Minnesota, National Association (the "Bank") has approved for Grist Mill Co. (the "Company") a $4,000,000.00 conditional revolving credit facility on the following terms and conditions.

Amount:                    $4,000,000.00

Expiration:                October 31, 1997

Option to Terminate:       The Bank will make a separate decision each time the
                           Company requests an advance and is not obligated to make an advance under the facility. The Bank may terminate the facility at any time at its own discretion. However, the Bank must give the Company
                           90 days written notice of its intent to terminate the facility in the event any advances are outstanding at the time the Bank exercises its option to terminate.

Interest Rate:             Borrowing rate options include:

                           (A) Bank's Base Rate less 1/2 percent p.a., or
                           (B) 3 month CD rate (adjusted for reserves and
                               other regulatory fees, including FDIC
                               insurance) plus 1.50 percent p.a., or
                           (C) 3 month LIBOR (adjusted for reserves and
                               other regulatory fees, including FDIC
                               insurance) plus 1.50 percent p.a.

Repayment:                 Interest on the advances will be payable on the first
                           day of each month and payment will be made by debiting the Company's checking account #1094483 on the day the payment is due.

Financial Covenants:       According to GAAP, the Borrower is required to
                           maintain: 1) a minimum Current Ratio of 1.5 to 1 measured by Current Assets divided by Current
                           Liabilities; and, 2) a maximum Total Liabilities to Tangible Net Worth ratio of 1.25 to 1.

Other Conditions:          The Company must maintain all its bank accounts with
                           the Bank. The company agrees to provide financial information to the Bank as follows:

                           (a) Within one hundred twenty (120) days following
                               the end of its fiscal year, the Company will provide the Bank a copy of its annual audited report, with the unqualified opinion of an independent Certified Public Accountant satisfactory to the Bank.

                           (b) Within forty-five (45) days following each
                               quarter end, the Company will provide the Bank a copy of its interim statement.

                           (c) Any additional information it may, from time to
                               time, reasonably request.

                           (d) Merger and Consolidation. The company is
                               prohibited from merging or consolidating with any corporation unless all of the following are met:
                               1) the surviving entity is a solvent corporation under the laws of any State of the United States of America; 2) such corporation expressly assumes in writing all obligations and liabilities under this Agreement and Promissory Note, including all covenants; and, 3) immediately following such merger or combination, no event of default exists.

                           (e) Nature of Business. Refrain from engaging in any
                               line of business materially different from that presently engaged in by the Borrower.

                           (f) Compliance with Laws. Comply in all material
                               respects with all laws applicable to its business and the ownership of its property.

                           (g) Books and Records. Maintain adequate books and
                               records and refrain from making any material changes in its accounting procedures whether for tax purposes or otherwise.

Dan, as always, we are pleased to provide this extension of your facility with Norwest and look forward to a growing relationship with Grist Mill Co.. Please sign and return this letter to my attention to signify your agreement with its terms.

Sincerely,



/s/ Laura S. Oberst
Laura S. Oberst
Vice President



Accepted by /s/ Daniel J. Kinsella this 31st day of October, 1996.
                Authorized Signer
                Grist Mill Co.


                Daniel J. Kinsella
                Grist Mill Co.
                Vice President
                Chief Financial Officer